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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of original
    KPN TELECOM B.V.                          (Month/Day/Year)              EUROWEB INTERNATIONAL CORP.,        (Month/Day/Year)
----------------------------------------                                    EWEB
     (Last)     (First)     (Middle)          February 15, 2000          ----------------------------------
                                           ----------------------------  5. Relationship of Reporting        -----------------------
    MANNPLEIN 5                            3. IRS Identification Number     Person to Issuer                 7. Individual or Joint/
----------------------------------------      of Reporting Person, if       (Check all applicable)              Group Filing (Check
             (Street)                         an Entity (Voluntary)            Director     X    10% Owner      applicable line)
                                              N/A                        -----            -----                X    Form Filed by
    THE HAGUE, NETHERLANDS                 ----------------------------        Officer           Other       -----  One Reporting
----------------------------------------                                 ----- (give      -----  (specify           Person
      (City)      (State)      (Zip)                                           title below)      below)             Form filed by
                                                                                                             -----  More Than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial Ownership
                                                 (Instr. 4)                      Indirect (I)               (Instr. 4)
                                                                                 (Instr. 5)
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    COMMON STOCK                                  11,803,554                     D
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Securities          Exercise      Form of     (Instr. 5)
                                    (Month/Day/Year)   (Instr. 4)                     Price of      Deri-
                                                                                      Deri-         vative
                                                                                      vative        Security:
                                                                                      Security      Direct (D)
                                 -------------------------------------------------                  or
                                 Date         Expira-                    Amount or                  Indirect (I)
                                 Exercis-     tion          Title        Number of
                                 able         Date                       Shares                     (Instr. 5)

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OPTIONS                          PLEASE SEE   PLEASE SEE    COMMON       3,275,594    $1.38         D
                                 ATTACHED     ATTACHED      STOCK
                                 SCHEDULE OF  SCHEDULE OF
                                 OUTSTANDING  OUTSTANDING
                                 OPTIONS      OPTIONS
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Explanation of Responses:
                                                                                     /s/Marten Pieters           23rd February, 2000
                                                                                -------------------------------   ------------------
                                                                                 Signature of Reporting Person           Date

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               SCHEDULE OF OPTIONS OUTSTANDING AT DATE OF FILING

Each option described in this Schedule may only be exercised by the Reporting
Person to preserve its majority interest in the Issuer upon exercise by a third party of an option or warrant for an identical number of shares of Issuer common stock, as specified in an Amended and Restated Option Agreement dated as of 19th
November, 1999 as amended and restated on 13th December, 1999.


Options exercisable before 27th June, 2000
                                                        250,000
                                                        100,000

Options exercisable before 17th March, 2004
                                                         50,000

Options exercisable before 1st April, 2002
                                                        114,284
                                                        399,994
                                                         57,142
                                                        399,994
                                                        257,138
                                                         57,142
                                                         57,142
                                                         28,570
                                                         57,140
                                                         57,142
                                                         57,142
                                                        114,284
                                                         57,142
                                                         57,140
                                                         57,142
                                                         57,142

Options exercisable before 1st October, 2002
                                                        100,000
                                                        100,000
                                                        100,000
Options exercisable before 2nd April, 2005
                                                        370,000
                                                        315,000
                                                        315,000
Options exercisable before 2nd June, 2002
                                                         50,000

Options exercisable before 30th October, 2001
                                                         40,000
                                                         70,000
                                                         10,000

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



Options exercisable before 20th April, 2003
                                                         30,000
                                                         30,000
                                                         10,000
                                                         10,000

Options exercisable before 30th October, 2001
                                                         80,000
                                                         50,000

Options exercisable before 11th June, 2000
                                                         50,000

TOTAL OPTIONS EXERCISABLE BY THE FILING PARTY         3,275,594

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